EXECUTION                                                            EXHIBIT 2.1




================================================================================





                          AGREEMENT AND PLAN OF MERGER


                                     Among


                         ORTHOFIX INTERNATIONAL, N.V.,

                            OTHELLO ACQUIRING CORP.

                                      and

                       AMERICAN MEDICAL ELECTRONICS, INC.



                               Dated May 8, 1995





================================================================================

                               TABLE OF CONTENTS


  Section                                                                                                            Page
  -------                                                                                                            ----
                                                        ARTICLE I

                                                        THE MERGER

  1.01.  The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  1.02.  Effective Time; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  1.03.  Effect of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.04.  Articles of Incorporation; By-laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.05.  Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                                        ARTICLE II

                                    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

  2.01.  Conversion of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  2.02.  Exchange of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  2.03.  Stock Transfer Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  2.04.  Stock Options; Warrants; and other Rights to Company Common
                 Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  2.05.  Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  2.06.  Contingent Payment Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                       ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  3.01.  Organization and Qualification; Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  3.02.  Articles of Incorporation and By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  3.03.  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  3.04.  Authority Relative to This Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  3.05.  No Conflict; Required Filings and Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
  3.06.  Permits; Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  3.07.  SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
  3.08.  Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  3.09.  Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  3.10.  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  3.11.  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  3.12.  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  3.13.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26


                               TABLE OF CONTENTS
                                  (continued)

  Section                                                                                                            Page
  -------                                                                                                            ----
  3.14.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  3.15.  Company Products; Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  3.16.  Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  3.17.  Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  3.18.  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  3.19.  Tangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  3.20.  Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  3.21.  Parachute Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  3.22.  Certain Business Practices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  3.23.  Real Property and Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  3.24.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                        ARTICLE IV

                                         REPRESENTATIONS AND WARRANTIES OF PARENT
                                                      AND PARENT SUB

  4.01.  Corporate Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  4.02.  Certificate of Incorporation and By-laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  4.03.  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  4.04.  Authority Relative to This Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  4.05.  No Conflict; Required Filings and Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  4.06.  SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  4.07.  Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  4.08.  Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  4.09.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  4.10.  Ownership of Parent Sub; No Prior Activities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
  4.11.  Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  4.12.  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  4.13.  Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                                                        ARTICLE V

                                          CONDUCT OF BUSINESS PENDING THE MERGER

  5.01.  Conduct of Business by the Company Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
  5.02.  Conduct of Business by Parent Pending the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


                               TABLE OF CONTENTS
                                  (continued)

  Section                                                                                                            Page
  -------                                                                                                            ----
                                                        ARTICLE VI

                                                  ADDITIONAL AGREEMENTS

  6.01.  Registration Statement; Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  6.02.  Shareholders' Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  6.03.  Appropriate Action; Consents; Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  6.04.  Access to Information; Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
  6.05.  No Solicitation of Transactions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
  6.06.  Directors' and Officers' Indemnification and Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  6.07.  Obligations of Parent Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  6.08.  Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  6.09.  Delivery of SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  6.10.  Environmental Assessment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  6.11.  Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  6.12.  Further Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  6.13.  Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  6.14.  Tax Representation Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  6.15.  Osteogenics Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  6.16.  Non-Tax Election Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  6.17.  Directorships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  6.18.  Determination of Earnout and Bonus Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  6.19.  Employee Stock Purchase Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                                                       ARTICLE VII

                                                 CONDITIONS TO THE MERGER

  7.01.  Conditions to the Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  7.02.  Conditions to the Obligations of Parent and Parent Sub   . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  7.03.  Conditions to the Obligations of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52



                               TABLE OF CONTENTS
                                  (continued)

  Section                                                                                                            Page
  -------                                                                                                            ----
                                                       ARTICLE VIII

                                            TERMINATION, AMENDMENT AND WAIVER

  8.01.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
  8.02.  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
  8.03.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
  8.04.  Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                                                        ARTICLE IX

                                                    GENERAL PROVISIONS

  9.01.  Non-Survival of Representations, Warranties and Agreements   . . . . . . . . . . . . . . . . . . . . . . . .  57
  9.02.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
  9.03.  Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
  9.04.  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
  9.05.  Assignment; Binding Effect; Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
  9.06.  Incorporation of Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
  9.07.  Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
  9.08.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
  9.09.  Forum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
  9.10.  Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  9.11.  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  9.12.  Waiver of Jury Trial   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  9.13.  Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61




                                 DEFINED TERMS



  Term                                                                Location
  ----                                                                --------
  affiliate                                                           9.03

  Agreement                                                           recitals

  AICPA Statement                                                     7.02(b)

  Alex. Brown                                                         4.12

  AME Committee Members                                               6.18(b)

  AME Products                                                        2.06(a)

  AME Revenue Minimum                                                 2.06(b)

  AME Revenues                                                        2.06(a)

  Articles of Merger                                                  1.02

  Average Trading Price                                               2.01(c)

  beneficial owner                                                    9.03

  Bonus                                                               2.06(a)

  Bonus Factor                                                        2.06(d)

  Blue Sky Laws                                                       3.05(b)

  Business Combination Transaction                                    8.02(b)

  Business Combination Transaction Proposal                           8.01(e)

  business day                                                        9.03

  Cancelable Shares                                                   2.01(a)

  Cash Election                                                       2.01(d)

  Cash Election Number                                                2.01(b)

  Cash Election Shares                                                2.01(e)

  Cash Fraction                                                       2.01(e)

  Certificates                                                        2.02(b)

  Code                                                                2.02(h)

  Combined Revenues                                                   2.06(a)


  Term                                                                Location
  ----                                                                --------
  Company                                                             recitals

  Company Common Stock                                                2.01(a)

  Company Disclosure Schedule                                         Article III

  Company Employment Contracts                                        3.10

  Company Fee                                                         8.02(b)

  Company Intellectual Property                                       3.12

  Company Licenses                                                    3.12

  Company Options                                                     2.04(a)

  Company Permits                                                     3.06

  Company Preferred Stock                                             3.03

  Company Products                                                    3.15

  Company Revenue                                                     6.18

  Company SEC Reports                                                 3.07(a)

  Company Stock Option Plans                                          2.04(a)

  Confidentiality Agreement                                           9.13

  control                                                             9.03

  controlled by                                                       9.03

  Determinable Osteogenics Rights                                     2.04(d)

  Determination Date                                                  2.01(c)

  Dissenting Shares                                                   2.05(a)

  Earnout                                                             2.06(a)

  Effective Time                                                      1.02

  Election Deadline                                                   2.01(h)

  Elections                                                           2.01(d)

  Environmental Claims                                                3.14(b)

  Environmental Laws                                                  3.14(a)


  Term                                                                Location
  ----                                                                --------
  Environmental Permits                                               3.14(b)

  ERISA                                                               3.10

  Exchange Act                                                        3.05(b)

  Exchange Agent                                                      2.02(a)

  Exchange Fund                                                       2.02(a)

  Exchange Ratio                                                      2.01(a)

  Exchanged Shares                                                    2.01(b)

  Expenses                                                            8.02(f)

  FDA                                                                 3.15

  5% Shareholders                                                     6.16

  Form of Election                                                    2.01(h)

  Governmental Authority                                              3.06

  Gross Revenues                                                      2.06(a)

  Hazardous Substances                                                3.14(a)

  Indemnified Parties                                                 6.06(b)

  Laws                                                                3.05(a)

  Material Adverse Effect                                             3.01

  Material Contract                                                   3.20

  Maximum Bonus                                                       2.06(a)

  Maximum Earnout                                                     2.06(a)

  Merger                                                              recitals

  Merger Consideration                                                2.01(a)

  Minnesota Law                                                       recitals

  NASD                                                                6.08

  NASDAQ                                                              2.01(c)

  Net Income                                                          2.06(a)


  Term                                                                Location
  ----                                                                --------
  1994 Balance Sheet                                                  3.07(c)

  Non-Election                                                        2.01(d)

  Non-Election Fraction                                               2.01(g)

  Non-Election Shares                                                 2.01(e)

  Non-Tax Election Shareholder                                        6.16

  Order                                                               7.01(b)

  Orthofix Committee Members                                          6.18(b)

  Orthofix Products                                                   2.06(a)

  Orthofix Revenues                                                   2.06(a)

  Osteogenics Rights                                                  2.04(d)

  Parent                                                              recitals

  Parent Common Stock                                                 2.01(a)

  Parent Disclosure Schedules                                         Article IV

  Parent Fee                                                          8.02(a)

  Parent SEC Reports                                                  4.06(a)

  Parent Sub                                                          recitals

  Parent Subsidiary                                                   4.03

  Payout Date                                                         2.06(a)

  Per Share Amount                                                    2.01(a)

  person                                                              9.03

  Plans                                                               3.10

  Proxy Statement                                                     6.01(a)

  Record Holder                                                       2.06(a)

  Registration Statement                                              6.01(a)

  Reorganization Agreement                                            2.04(d)

  Representative                                                      2.01(d)



  Term                                                                Location
  ----                                                                --------
  Revenue Minimum                                                     2.06(b)

  Revenue Target                                                      2.06(b)

  Review Committee                                                    6.18(b)

  Rights                                                              2.01(a)

  Secretary                                                           1.02

  Securities Act                                                      3.05(b)

  Shareholders' Meetings                                              6.02

  Stock Election                                                      2.01(d)

  Stock Election Number                                               2.01(b)

  Stock Election Shares                                               2.01(e)

  Stock Fraction                                                      2.01(e)

  Subsequent Combination                                              2.06(g)

  Subsidiary                                                          3.01

  subsidiary/subsidiaries                                             9.03

  Substitute Options                                                  2.04(a)

  Substitute Warrants                                                 2.04(c)

  Surviving Corporation                                               1.01

  Terminating Company Breach                                          8.01(g)

  Terminating Parent Breach                                           8.01(h)

  Third Party Provisions                                              9.05

  Transactions                                                        recitals

  under common control with                                           9.03

  U.S. GAAP                                                           3.07(b)

  Vector                                                              3.16

  Warrants                                                            2.04(c)



                 AGREEMENT AND PLAN OF MERGER, dated as of May 8, 1995 (this "Agreement"), among ORTHOFIX INTERNATIONAL, N.V., a corporation organized under the laws of the Netherlands Antilles ("Parent"), OTHELLO ACQUIRING CORP., a Minnesota corporation and a direct, wholly owned subsidiary of Parent ("Parent Sub"), and AMERICAN MEDICAL ELECTRONICS, INC., a Minnesota corporation (the "Company").

                 WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Minnesota Business Corporation Act ("Minnesota Law"), will merge with and into Parent Sub (the "Merger");

                 WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of the Company and its shareholders and approved and adopted this Agreement and the transactions contemplated hereby ("Transactions") and (ii) has recommended approval and adoption of this Agreement and approval of the Merger by, and directed that this Agreement and the Merger be submitted to a vote of, the shareholders of the Company; and

                 WHEREAS, the Boards of Directors of Parent and Parent Sub (i) have determined that the Merger is in the best interests of Parent, Parent Sub and their shareholders and have approved and adopted this Agreement and the Transactions and (ii) the Board of Directors of Parent has unanimously recommended approval of the issuance of the additional shares of Parent Common Stock necessary to give effect to this Agreement and the Merger and directed that such matters be submitted to a vote of the shareholders of Parent;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Parent Sub and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

                 SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement (including Article VII), and in accordance with Minnesota Law, at the Effective Time (as hereinafter defined), the Company shall be merged with and into Parent Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Parent Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be Orthofix Inc.

                 SECTION 1.02. Effective Time; Closing. As promptly as practicable and in no event later than the first business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota (the "Secretary") in such form as is required by, and executed in accordance with the relevant provisions of, Minnesota Law. The term "Effective Time" means the date and time of the filing of the Articles of Merger with the Secretary (or such later time as may be agreed in writing by each of the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing will be held at the New York City offices of Shearman & Sterling (or such other place and time as the parties may agree).

                 SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, immunities, powers and franchises (of a public as well as of a private nature) of the Company and Parent Sub and all property (real, personal and mixed) of the Company and Parent Sub and all debts due to either the Company or Parent Sub on any account, including subscriptions to shares, and all other choses in action, and every other interest of or belonging to or due to each of the Company and Parent Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of each of the Company and Parent Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities, obligations and duties had been incurred or contracted by the Surviving Corporation. The title to any real estate or any interest therein vested, by deed or otherwise, in the Company or Parent Sub shall not revert or in any way become impaired by reason of the Merger, and all rights of creditors and all liens upon any property of the Company or Parent Sub shall be preserved unimpaired following the Merger.

                 SECTION 1.04. Articles of Incorporation; By-laws. (a) At the Effective Time, the Articles of Incorporation of Parent Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be deemed amended at the Effective Time by operation of this Agreement and by virtue of the Merger without any further action by the shareholders or directors of the Surviving Corporation, the Company or Parent Sub to change the name of the Surviving Corporation to Orthofix Inc.

                 (b) At the Effective Time, the By-laws of Parent Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

                 SECTION 1.05. Directors and Officers. The directors of Parent Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation until a successor is elected and has qualified or until the earliest of the death, resignation, removal or disqualification of one or more of the directors, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or as otherwise provided in the By-laws of the Surviving Corporation.


                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                 SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent Sub, the Company or the holders of any of the following shares of capital stock:

                 (a) Subject to the other provisions of this Section 2.01 and to Section 2.02:

                          (i) each share of common stock, no par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any shares held by the Company, Parent or Parent Sub or any other direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Merger (the "Cancelable Shares") and Dissenting Shares (as defined in Section 2.05)) shall be converted into the right to receive (A) (v) that number of shares (the "Exchange Ratio") of common stock, $0.10 par value ("Parent Common Stock"), of Parent as shall have on the Determination Date (as hereinafter defined) a value equal to $10 (the "Per Share Amount") as calculated in accordance with, and subject to, Section 2.01(c), or (w) the Per Share Amount in cash, without interest, or (x) a combination of shares of Parent Common Stock and cash, without interest, determined in accordance with this Section 2.01 plus (B) the contingent contract right ("Rights") to receive (y) the Earnout (as hereafter defined), and (z) the Bonus (as hereafter defined; the Rights, together with the non-contingent consideration described in clause (A) above, the "Merger Consideration").
                 At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and automatically shall be cancelled and cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of certificates previously evidencing such shares of Company Common

                 Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Minnesota Law. Such certificates previously evidencing shares of Company Common Stock shall be exchanged for the Merger Consideration, without interest, in accordance with the allocation procedures of this Section 2.01 and upon the surrender of such certificates in accordance with the provisions of Section 2.02;

                          (ii) each Cancelable Share shall automatically be cancelled and cease to exist, and no Merger Consideration or other consideration shall be paid or payable in respect of such shares; and

                          (iii) each share of common stock, par value $.01 per share, of Parent Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation at the Effective Time, and the Surviving Corporation thereafter shall have no other equity securities.

                 (b) The aggregate number of shares of Company Common Stock to be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be equal to (i) 57% of (w) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time less (x) the number of Cancelable Shares (the "Exchanged Shares"), less (ii) the number of Dissenting Shares which are not to be treated as Non-Electing Shares in accordance with Section 2.05. The aggregate number of shares of Company Common Stock to be converted into the right to receive Parent Common Stock in the Merger (the "Stock Election Number") shall be equal to (y) the number of Exchanged Shares less (z) the sum of the Cash Election Number and the number of Dissenting Shares which are not to be treated as Non-Electing Shares in accordance with Section 2.05.

                 (c) The Exchange Ratio shall be equal to the Per Share Amount divided by the average of the closing prices of Parent Common Stock, as quoted on The National Association of Securities Dealers Automated Quotations - National Market System ("NASDAQ"), for the 20 NASDAQ trading days immediately preceding and including the Determination Date (the "Average Trading Price"). The term "Determination Date" shall mean the date which is five (5) business days (or such greater number of days as may be required by applicable law) prior to the date of the Shareholders' Meeting of the Company or, if such date is not a NASDAQ trading day, the NASDAQ trading day first immediately preceding such date.

                 (d) Subject to the allocation and election procedures set forth in this Section 2.01, each record holder of shares of Company Common Stock (other than Non-Tax Election Shareholders (as hereafter defined)) immediately prior to the Effective Time will be entitled with respect to the Merger Consideration (i) to elect to receive cash and Rights for all, but not less than all, of such shares (a "Cash Election"), (ii) to elect to receive Parent Common Stock and Rights for all, but not less than all, of such shares (a "Stock Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a "Non-Election"; collectively with the Cash Election and the Stock Election, the "Elections"). Record holders of shares of Company Common Stock shall have no right to make elections with respect to, and no investment discretion in connection with, the Rights. Each such record holder shall, however, receive Rights regardless of whether such holder makes a Cash Election, a Stock Election or a Non-Election. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such
         Representative for a particular beneficial owner.   Holders of record
         of shares of Company Common Stock who are Non-Tax Election Shareholders will be deemed to have made a Cash Election.

                 (e) If the aggregate number of shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Company Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Company Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Parent Common Stock, and the Cash Election Shares shall be converted into the right to receive, in addition to the Rights, Parent Common Stock and cash in the following manner:

                 each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Amount and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

                 (f) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and the Stock Election Shares shall be converted into the right to receive, in addition to the Rights, Parent Common Stock and cash in the following manner:

                 each Stock Election Share shall be converted into the right to receive (i) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Per Share Amount and (y) a fraction equal to one minus the Stock Fraction.

                 (g) In the event that neither Section 2.01(e) nor Section 2.01(f) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive Parent Common Stock, and the Non-Election Shares shall be converted into the right to receive, in addition to the Rights, Parent Common Stock and cash in the following manner:

                 each Non-Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Amount and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of the Cash Election Number over the total number of Cash Election Shares and the denominator of which shall be the excess of (A) the number of Exchanged Company Shares over (B) the sum of the total number of Cash Election Shares and the total number of Stock Election Shares and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one minus the Non-Election Fraction.

                 (h) All Elections shall be made on a form designed for that purpose, which shall include a letter of transmittal (a "Form of Election"). Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent (as hereafter defined) a Form of Election, which shall specify that delivery shall be effected, and risk of loss and title to any Certificates (as hereinafter defined) shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify. All Certificates so surrendered shall be subject to the exchange procedures set forth in
         Section 2.02(b). To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the Certificates as to which the election is being made. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.01 and all such computations shall be conclusive and binding on the holders of Company Common Stock absent manifest error. The Form of Election and the Certificates must be received by the Exchange Agent by the close of business on the last business day prior to the Effective Time (the "Election Deadline") in order to be effective. An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Upon any such revocation, unless a duly completed Election Form, accompanied by a Certificate, is thereafter submitted in accordance with this paragraph (h), such shares shall be deemed to be Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Certificates have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Certificates shall promptly be returned without charge to the person submitting the same.

                 (i) For the purposes hereof, a holder of Company Common Stock who does not make a valid Election prior to the Election Deadline, including as a result of revocation, shall be deemed to have made a Non-Election. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Non-Election.

                 (j) Parent and the Company shall mail the Form of Election to each person who is a holder of record of Company Common Stock on the record date for the Company's Shareholder Meeting (as defined in Section 6.02) and shall each use its best efforts to mail the Form of Election to all persons who become holders of Company Common Stock during the period between (i) such record date and (ii) the date seven calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Company Common Stock subsequent to the date described in clause (ii) and no later than the close of business on the business day prior to the Effective Time.

                 (k)      Notwithstanding anything to the contrary provided in
         Section 2.01(a), each share of Company Common Stock, if any, that has been acquired by the Company and is subject to an outstanding pledge by the Company immediately prior to the Effective Time to secure the future payment of the purchase price therefor and each share of Company Common Stock, if any, owned by Parent, Parent Sub or any other direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be deemed to be a Cancelable Share and shall be cancelled and cease to exist and no payment shall be made with respect thereto.

                 (l) If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, the Exchange Ratio and the Per Share Amount shall be correspondingly adjusted to reflect such stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares.

                 (m) If the tax opinion referred to in Section 7.01(d) cannot be rendered (as reasonably determined by Baker & McKenzie and reasonably concurred in by Shearman & Sterling) as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under section 368(a) of the Code, then Parent shall, on a pro rata basis, reduce to the minimum extent necessary to enable such tax opinion to be rendered, the number of Cash Election Shares and increase the number of Stock Election Shares by the minimum number of such shares necessary to render such tax opinion.

                 SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company organized under the laws of, and having an office in, the United States or any state thereof and designated by Parent and not unreasonably disapproved of by the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates evidencing such number of shares of Parent Common Stock equal to the Exchange Ratio multiplied by the Stock Election Number and (ii) cash in the amount equal to the Per Share Amount multiplied by the Cash Election Number (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Parent, deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose; provided, however, that the Exchange Fund may be invested by the Exchange Agent, pursuant to instructions from Parent, in obligations of or guaranteed by the United States of America or any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks located in the United States with capital, surplus and undivided profits aggregating in excess of $75 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided further that any such investment or resulting payment of earnings shall not delay the receipt by holders of shares of Company Common Stock of the Merger Consideration or otherwise impair such holders' respective rights hereunder.
In the event the Exchange Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit in such Exchange Fund cash in an amount sufficient to enable such Exchange Fund to satisfy all remaining obligations originally contemplated to be paid out of such Exchange Fund. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs.

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (other than Dissenting Shares and Cancelable Shares) (the "Certificates") and who did not make a valid Election pursuant to Section 2.01,
(i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall forthwith be cancelled. Subject to Section 2.02(i), under no circumstances will any holder of a Certificate be entitled to receive any part of the Merger Consideration until such holder shall have surrendered such Certificate. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid in accordance with this Article II to the transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.02 (but subject to Section 2.05), each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration. No interest shall be paid on the Merger Consideration.

                 (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, in addition to the Merger Consideration as provided in 2.02(b), without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Parent Common Stock evidenced by such Certificate.

                 (d) No Further Rights in Company Common Stock. All Merger Consideration issued or paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                 (e) No Fractional Shares. (i) No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

                 (ii) As soon as practicable after the Effective Time, the Exchange Agent shall sell such fractional share interests, as agent of the holder, and remit such proceeds to the holder.

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and, subject to Section 2.02(g), any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

                 (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (h) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

                 (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed

Certificate the Merger Consideration payable, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

                 SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration.

                 SECTION 2.04. Stock Options; Warrants; and other Rights to Company Common Stock. (a) All options (the "Company Options") outstanding, whether or not exercisable, whether or not vested, and whether or not performance-based, at the Effective Time under the Company's 1983 Incentive Stock Option Plan, as amended, and 1990 Incentive Plan, as amended (collectively, the "Company Stock Option Plans"), shall remain outstanding following the Effective Time. At the Effective Time, the Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which
Section 424(a) applied" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 of the Code applicable to such Company Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Option assumed by Parent (each a "Substitute Option") shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Company Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option multiplied by the Exchange Ratio, plus a number of Rights equal to the number of shares of Company Common Stock subject to such Company Option; (B) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent); and (C) with respect to any Company Option which is performance-based, the performance targets may be adjusted following the Effective Time in the good faith judgment of the Board of Directors of Parent, taking into account the recommendation of Messrs. Schwalm and Clifford, to fairly reflect the impact, if any, of the Transactions. No payment shall be made for fractional interests. If, after the Effective Time, Earnout or Bonus payments are made while a Substitute Option is outstanding, then upon exercise of that Substitute Option such option holder shall be entitled to receive the value of any Earnout or Bonus payments to which such option holder would have been entitled to receive if such Substitute Option had been exercised prior to the date of such payment. Such pro-rata share of an Earnout or Bonus payment allocable to a Company Option holder will be determined by the Review Committee pursuant to Section 6.18.

                 (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Option an appropriate notice setting forth such holder's rights pursuant thereto and such Company Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.04 after giving effect to the Merger). Parent shall comply with the terms of all such Company Options and ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans that Company Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.04. As of the Effective Time, the shares of Parent Common Stock subject to Company Options and the employee stock purchase plan to be adopted by the Surviving Corporation will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding or shares of Parent Company Stock remain issuable pursuant to the Surviving Corporation's employee stock purchase plan. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common Stock subject to Company Options and the employee stock purchase plan to be adopted by the Surviving Corporation to be listed on NASDAQ.

                 (c) The warrants to acquire 320,000 shares of Company Common Stock (the "Warrants") referred to in Section 3.03 hereof shall remain outstanding following the Effective Time. At the Effective Time, the Warrants shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be exercisable upon the terms and conditions
of each applicable agreement providing for a Warrant.   Each Warrant from and
after the Effective Time (each a "Substitute Warrant") (i) shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Warrant multiplied by the Exchange Ratio, plus a number of Rights equal to the number of shares of Company Common Stock subject to such Warrant; and (ii) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Company Common Stock subject to such Warrant in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). Prior to the Effective Time, Parent shall assume by written instrument, executed and mailed to the holders of the Warrants, at the last address of such holders appearing on the books of the Company, the obligation to deliver to such holders such shares of Parent Common Stock, as, in accordance with the Warrants and this Agreement, such holders may be entitled to purchase. If, after the Effective Time, Earnout or Bonus payments are made while a Substitute Warrant is outstanding, the exercise price of that Substitute Warrant shall be reduced by the value of any payments to which such warrant holder would have been entitled if such Substitute Warrant had been exercised prior to the date of such payment. Such pro-rata share of a Earnout or Bonus payment allocable to a Warrant holder will be determined by the Review Committee pursuant to Section 6.18.

                 (d) The rights (the "Osteogenics Rights") to be issued up to (i) 110,000 shares of Company Common Stock plus (ii) an undetermined number of shares of Company Common Stock reserved for future issuance for no additional consideration pursuant to the Agreement and Plan of Reorganization, dated October 5, 1994, among the Company, Osteogenics Inc. ("Osteogenics") and Gina Mangone 1992 GST Trust, Michael Mangone 1992 GST Trust, Joseph Mangone 1992 GST Trust and Elizabeth Mangone 1992 GST Trust, as amended (the "Reorganization Agreement"), shall continue in full force and effect following the Effective Time, except that such Osteogenics Rights shall represent the right to receive shares of Parent Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, (A) the Osteogenics Rights specified in (i) above shall represent the right to receive up to that whole number of shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Osteogenics Rights multiplied by the Exchange Ratio, and (B) the Osteogenics Rights specified in
(ii) above shall represent the right to receive shares of Parent Common Stock having an aggregate Market Value (as such term is defined in the Reorganization Agreement, but referring to Parent Common Stock instead of Company Common Stock) of $3,023,125 determined as of the Trigger Date (as such term is defined in the Reorganization Agreement). If Parent Common Stock is issued for the Osteogenics Rights specified in (i) above (prior to which time, such Osteogenics Rights shall be referred to as "Determinable Osteogenics Rights"), the holders of such shares of Parent Common Stock shall be entitled to receive their pro-rata share of any Earnout or Bonus payments made before or after such issuance. If, after the Effective Time, Earnout or Bonus payments are made while Determinable Osteogenics Rights are outstanding, the holders of such Determinable Osteogenics Rights shall, upon their conversion, be entitled to the value of any payments to which such holder would have been entitled if such Determinable Osteogenics Rights had been converted prior to the date of such payment. Such pro-rata share of any Earnout or Bonus payment allocable to a Determinable Osteogenics Right holder will be determined by the Review Committee pursuant to Section 6.18.

                 SECTION 2.05. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Common Stock which are held by shareholders of the Company who shall have not voted in favor of the Merger and who shall have filed with the Company, prior to the taking of the vote of the shareholders of the Company on the Merger, a written notice of intent to demand payment of the fair value for such shares of Company Common Stock and, after the taking of such vote, shall make written demand for payment of the fair value of such shares in accordance with and otherwise comply with Section 302A.473 of Minnesota Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 302A.473 of Minnesota Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under Section 302A.473 of Minnesota Law shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration as if such shares were Non-Election Shares, without any interest thereon, upon surrender, in the manner provided in Sections 2.01 and 2.02, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

                 (b) The Company shall give Parent (i) prompt notice upon receipt by the Company, at any time prior to the Effective Time, of any notice of intent to demand payment of the fair value of shares of Company Common Stock in accordance with Section 302A.473 of Minnesota Law and withdrawals of any such notice and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for fair value under Section 302A.473 of Minnesota Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for the fair value of shares of Company Common Stock or offer to settle or settle any such demands.

                 SECTION 2.06.  Contingent Payment Rights.  (a)  Definitions.

                 "AME Products", means products of the Surviving Corporation which were included in the most recent price list of AME published prior to the Effective Time, products which are derived from Company Intellectual Property as it exists as of the date hereof or acquired prior to the Effective Time, and products of third parties, the distribution or license rights for which are acquired by the Surviving Corporation after the Effective Time without payment of any upfront consideration, and shall exclude Orthofix Products and any products the rights to which were purchased or acquired for value (including through the payment of purchase price, pre-paid royalties or advance fees) by the Surviving Corporation, but includes any such new product as the Review Committee reasonably may determine should be included as an AME Product for purposes of this Agreement.

                 "AME Revenues", for any period, means the Gross Revenues of the Surviving Corporation and its consolidated Subsidiaries derived from (i) the sale, rental or use of AME Products or (ii) the license, sublicense or other use of Company Intellectual Property as it exists as of the date hereof or at the Effective Time, during such period.

                 "Bonus", means the contingent contract right to receive a pro-rata share of a payment of up to $12 million calculated in the manner described in Section 2.06(d).

                 "Combined Revenues", means, for any period, the sum of the AME Revenues and the Orthofix Revenues of the Surviving Corporation and its consolidated Subsidiaries during such period.

                 "Earnout", means the contingent contract right to receive a pro-rata share (along with other Record Holders) of a payment of up to $6 million calculated in the manner described in Sections 2.06(b) and (c).

                 "Gross Revenues", means, for any period, all amounts recognized as revenue during such period, determined in accordance with U.S. GAAP applied on a basis consistent with the past practice of AME.

                 "Maximum Bonus", means $12 million in the aggregate over the life of the Bonus, provided that such amount shall be reduced by the amount of all Bonus payments previously made pursuant to this Section 2.06.

                 "Maximum Earnout", means $6 million in the aggregate over the life of the Earnout, provided that such amount shall be reduced by the amount of all Earnout payments previously made pursuant to this Section 2.06.

                 "Net Income", during any period, means net income after taxes of the Surviving Corporation for such period, determined in accordance with U.S. GAAP applied on a basis consistent with the past practice of AME.

                 "Orthofix Products", means products of Orthofix and its subsidiaries (other than the Surviving Corporation) which are distributed or licensed by AME, or after the Effective Time, the Surviving Corporation.

                 "Orthofix Revenues", for any period, means the Gross Revenues of AME, or, after the Effective Time, the Surviving Corporation derived from the sale, rental or use of Orthofix Products during such period. For the period ending December 31, 1995, Orthofix Revenues shall be deemed to include $20,000,000 in Gross Revenue in respect of sales of Orthofix Products by the former distributor thereof.

                 "Payout Date", means a date within 30 days of the date the Review Committee approves the calculation of the Earnout or Bonus payments.

                 "Record Holder" means a holder of record of AME Common Stock at the Effective Time (excepting those holders who have validly exercised their dissenters' rights under Minnesota Law and excepting Cancelable Shares) or a holder of Options or Warrants outstanding immediately prior to the Effective Time who has exercised Substitute Options or Substitute Warrants or a holder of Osteogenics Rights described in Section 2.04(d)(i) who has been issued Parent Common Stock.

                 (b)  Calculation of Earnout based on Combined Revenues

                 (i) The Maximum Earnout (or, in the event of any prior partial payment of the Earnout pursuant to paragraph (ii) below, any remaining Earnout) shall be paid upon the first to occur of any of the following:

                 (A) if Combined Revenues for the year ending December 31, 1995 are in excess of $73 million and AME Revenues for such year are at least $36 million;

                 (B) if Combined Revenues for the year ending December 31, 1996 are in excess of $78 million and AME Revenues for such year are at least $33 million; or

                 (C) if Combined Revenue for the year ending December 31, 1997 are in excess of $83 million and AME Revenues for such year are at least $30 million.

Once the Maximum Earnout is paid pursuant to this section, any other section or any combination thereof, no further Earnout is payable pursuant to this Agreement.

                 (ii)  A portion of the Earnout payable pursuant to this
Section 2.06(b) (or, in the event of any prior partial payment of the Earnout pursuant to this paragraph, a portion of any remaining Earnout) is payable for the calendar year ending December 31, 1996 or December 31, 1997, provided that the AME Revenue Minimum is met for such year, the amount of which shall be determined by multiplying the unpaid Maximum Earnout then available for payment by a fraction, the numerator of which is the difference between (A) the Combined Revenues for such period less the Revenue Minimum for such period and
(B) the denominator of which is the difference between the Revenue Target for such period and the Revenue Minimum for such period. For purposes of applying the foregoing formula, the "Revenue Minimum" is equal to Combined Revenues of $72.9 million and $76.9 million, the "AME Revenue Minimum" is equal to $33 million and $30 million, and the "Revenue Target" is equal to $78 million, and $83 million, respectively, for each of the calendar years ending December 31, 1996 and 1997, respectively. If Combined Revenue is less than the

Revenue Target in 1996, the amount of such revenue shortfall shall be added to and increase the amount of the Revenue Target in 1997.

                 (c)  Calculation of Earnout based on Revenues

                 (i) The Maximum Earnout (or, in the event of any prior partial payment of the Earnout pursuant to paragraph (ii) below, any remaining Earnout) shall be paid upon the first to occur of any of the following:

                 (A) if AME Revenues for the year ending December 31, 1995 are at least $41 million;

                 (B) if AME Revenues for the year ending December 31, 1996 are at least $42 million; or

                 (C) if AME Revenues for the year ending December 31, 1997 are at least $43 million.

                 (ii)  A portion of the Earnout payable pursuant to this
Section 2.06(c) (or, in the event of any prior partial payment of the Earnout pursuant to this paragraph, a portion of any remaining Earnout) is payable for the calendar year ending December 31, 1996 or December 31, 1997, provided that AME Revenue is at least $36.9 million for each such year, the amount of which shall be determined by multiplying the unpaid Maximum Earnout then available for payment by a fraction, the numerator of which is the difference between (A) the AME Revenues for such period less $36.9 million and (B) the denominator of which is the difference between $42 million (in the case of 1996) or $43 million (in the case of 1997) and $36.9 million. If AME Revenue is less than the $42 million in 1996, the amount of such revenue shortfall shall be added to and increase the amount of the $43 million in AME Revenue which must be obtained in 1997.

                 (d) Calculation of Earnout based on Net Income. (i) The Maximum Earnout (or, in the event of any prior partial payment of the Earnout pursuant to Section 2.06(b)(ii) or Section 2.06(c)(ii), any remaining Earnout) shall be paid upon the first to occur of any of the following:

                 (A) Net Income for the year ended December 31, 1995 shall be at least $3.5 million;

                 (B) Net Income for the year ended December 31, 1996 shall be at least $5 million; or

                 (C) cumulative Net Income for the two-year period ended December 31, 1997 shall be at least $11.5 million,

                 (ii) No pro-rata portion of the Earnout will be payable under this Section 2.06(d).

                 (iii) Any Earnout payments, without regard to whether such payments are distributed in cash or Parent Common Stock, shall be made on the applicable Payout Date and shall reflect interest earned on the value thereof at a rate equal to the rate received by Parent from time to time on its cash balances on deposits with ABN AMRO Bank (or, if Parent no longer banks with ABN AMRO Bank as of the applicable Payout Date, the rate it would be receiving if it still were doing so) from the Effective Date to the Payout Date.

                 (e) Calculation of Bonus Payments. (i) The amount of Bonus payments to be made shall be determined as follows:

                 (A) for the year ending December 31, 1995, provided that Orthofix Revenues for such year were at least $32 million, an amount equal to (i) the excess of Combined Revenues for such year over $73 million, multiplied by (ii) the Bonus Factor;

                 (B) for the year ending December 31, 1996, provided that Orthofix Revenues for such year were at least $36 million, an amount equal to (i) the excess of cumulative Combined Revenues for the two-year period then ending over $151 million, multiplied by (ii) the Bonus Factor; or

                 (C) for the year ending December 31, 1997, provided that Orthofix Revenues for such year were at least $40 million, an amount equal to (i) the excess of cumulative Combined Revenues for the three-year period then ending over $234 million, multiplied by (ii) the Bonus Factor,

                 (ii) Once the Maximum Bonus is paid pursuant to this section, no further Bonus is payable pursuant to the Agreement. For purposes of this section, "Bonus Factor" means 1.164383562.

                 (iii) Bonus payments made pursuant to this Section 2.06(e) shall be made on the Payout Date.

                 (f) The aggregate consideration payable in respect of any Earnout or Bonus payout shall be payable 43% in Parent Common Stock and 57% in cash (subject to the last sentence of this paragraph); provided, however, that
(i) each Record Holder which received the non-contingent portion of the Merger Consideration entirely in cash shall receive Earnout or Bonus payments in cash, (ii) each Record Holder which received the non-contingent portion of the Merger Consideration entirely in shares of Parent Common Stock will receive Earnout or Bonus payments in shares of Parent Common Stock, and (iii) each Record Holder which received the non-contingent portion of the Merger Consideration in a combination of cash and shares of Parent Common Stock, and all Record Holders who became entitled to receive Earnout or Bonus payments upon exercise of Substitute Options or Substitute Warrants, or upon the issuance of Parent Common Stock for the Osteogenics Rights specified in Section 2.04(d)(i), shall receive either all cash, or all shares of Parent Common Stock, such allocation to be made by lot in a manner to be determined by the Review Committee. In determining the number of shares of Parent Common Stock to be issued in connection with any Earnout or Bonus payout, such shares shall be valued at the Average Trading Price of Parent Common Stock as of the fifth Business Day prior to the Payout Date. Notwithstanding anything else in this paragraph, the aggregate number of shares of Parent Common Stock to be issued in connection with any Earnout or Bonus payout shall be limited to the lessor of (i) the product of (x) two, multiplied by (y) $7,740,000 divided by the Average Trading Price, or (ii) an amount equal to the number of shares of Parent Common Stock issued to holders of Company Common Stock at the Effective Time.

                 Fractional share interests payable in connection with any Earnout or Bonus will be aggregated and sold in the market, with the proceeds being remitted to the Record Holders.

                 (g)      Merger or Consolidation of Parent.  In the event of
(i) a consolidation or merger of Parent with or into another corporation in which Parent is not the surviving corporation, or (ii) a merger in which Parent is the surviving corporation but the shares of Parent's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) in case of any sale of all or substantially all of Parent's assets to another corporation (each of the events described in (i), (ii) or (iii) above being a "Subsequent Combination"), then, as a condition of such Subsequent Combination, lawful and adequate provision will be made whereby each holder of Rights will thereafter have the contingent right to receive upon the payment of any Earnout or Bonus (x) the cash portion of such Earnout or Bonus, and/or (y) the kind of stock and other securities and property (including, without limitation, cash) paid in connection with the Subsequent Combination which, based upon the fair market value of such stock and other securities and property (including, without limitation, cash) on the date of such Earnout or Bonus, would have a value equal to the portion of such Earnout or Bonus which would have been paid in Parent Common Stock prior to the Subsequent Combination.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 Except as set forth in the Disclosure Schedule delivered by the Company and signed by the Company and Parent for identification prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific section references, the Company hereby represents and warrants to Parent and Parent Sub that:

                 SECTION 3.01. Organization and Qualification; Subsidiaries. The Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and, except as set forth in Section 3.01 of the Company's Disclosure Schedule, all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have individually or in the aggregate a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means with respect to any person, any change or effect that is or is reasonably likely to be materially adverse to the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, a true and complete list of all Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 3.01 of the Company Disclosure Schedule. Except as disclosed in Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any voting equity or similar voting interest in, or any interest convertible into or exchangeable or exercisable for, any voting equity or similar voting interest in, any corporation, partnership, joint venture or other business association or entity.

                 SECTION 3.02. Articles of Incorporation and By-laws. The Company has heretofore furnished or made available to Parent a complete and correct copy of its Articles of Incorporation, By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Neither the Company nor any Subsidiary is in violation of any provision of its Articles of Incorporation, By-laws or equivalent organizational documents.

                 SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, without par value ("Company Preferred Stock"). As of April 30, 1995 (a) 7,696,676 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, (b) no shares of Company Common Stock were held by the Subsidiaries, (c) 684,168 shares of Company Common Stock are issuable pursuant to outstanding Company Options and the Company's Employee Stock Purchase Plan for the plan year ending June 30, 1995,
(d) 320,000 shares were reserved for future issuance pursuant to the Warrants and (e) 110,000 shares of Company Common Stock plus an undetermined number of shares of Company Common Stock were reserved for future issuance pursuant to the terms and conditions of the Reorganization Agreement. No shares of Preferred Stock are issued and outstanding and no shares of capital stock of the Company have been acquired by the Company that are subject to outstanding pledges by the Company to secure the future payment of some or all of the purchase price for such shares. Except as set forth in this Section 3.03 and
Section 3.03 of the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Between April 30, 1995 and the date of this Agreement, no shares of Company Common Stock have been issued by the Company, except pursuant to the exercise of the stock options, stock incentive rights and warrants described above that were outstanding on April 30, 1995, in each case in accordance with their respective terms. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of, or any equity interests in, any Subsidiary. Except as described in Section 3.03 of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary, other than those Subsidiaries that, individually or in the aggregate, are not material to the business, results of operation or financial condition of the Company and the Subsidiaries taken as a whole, is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                 SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, upon the approval and adoption of the Merger by the Company's shareholders in accordance with this Agreement and Minnesota Law, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate Articles of Merger with the Secretary as required by Minnesota Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Parent Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                 SECTION 3.05.  No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not subject to, (x) with respect to the Merger, obtaining the requisite approval and adoption of the Merger by the Company's shareholders in accordance with this Agreement and Minnesota Law, and (y) obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 3.05(b) and Section 3.05(b) of the Company Disclosure Schedule, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as specified in Section 3.05(a)(iii) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected except for any such conflicts or violations described in clause (ii) or breaches, defaults, rights of termination, amendment, acceleration or cancellation, creations of liens or encumbrances described in clause (iii) which would not, or consents which the failure of the Company to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), and filing and recordation of appropriate Articles of Merger with the Secretary as required by Minnesota Law, (ii) as specified in Section 3.05(b) of the Company Disclosure Schedule and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.

                 SECTION 3.06.  Permits; Compliance.  Except as disclosed in
Section 3.06 of the Company Disclosure Schedule, each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") necessary for the Company or any Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") and, as of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as disclosed in Section 3.06 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to (i) and
(iii) only, as would not have a Material Adverse Effect.

                 SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1992 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

                 (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("U.S. GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all U.S. GAAP notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in shareholders' equity and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect).

                 (c) Except as (i) and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1994, including the notes thereto (the "1994 Balance Sheet"),
(ii) set forth in Section 3.07(c) of the Company Disclosure Schedule or (iii) disclosed in any SEC Report filed by the Company after December 31, 1994, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with U.S. GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1994 which would not, individually or in the aggregate, be material in amount.

                 (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications (if any) that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company as exhibits to the Company SEC Reports and are currently in effect.

                 SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1994, except as contemplated by, or disclosed pursuant to, this Agreement including Section 3.08 of the Company Disclosure Schedule or disclosed by the Company to Parent in writing on the date hereof, or disclosed in any Company SEC Report filed since December 31, 1994 and prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1994, there has not been (a) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Material Adverse Effect other than changes or effects affecting the medical devices industry generally, (b) any material change by the Company in its accounting methods, principles or practices, (c) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company or the Subsidiaries, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities or (e) other than pursuant to the Plans (as defined in Section 3.10), any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business consistent with past practice.

                 SECTION 3.09.  Absence of Litigation.  Except as disclosed in
Section 3.09 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, before any arbitrator or Governmental Authority which (a) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (b) seeks to and is reasonably likely to significantly delay or prevent the consummation of the Merger, or (c) arises out of a warranty covering any of the Company's current or past products. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

                 SECTION 3.10. Employee Benefit Plans. Section 3.10 of the Company Disclosure Schedule lists (i) all material employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (the "Plans") and (ii) all written contracts and agreements relating to employment and all severance agreements, with any of the directors, officers or employees of the Company or the Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Company or any Subsidiary at will without penalty or other adverse consequence) (the "Company Employment Contracts").
Section 3.10 of the Company Disclosure Schedule sets forth the name of each officer or employee of the Company or any of the Subsidiaries with an annual base compensation greater than $125,000 and the annual base compensation applicable to each such officer or employee. The Company has furnished Parent with a copy of each Plan and has made available upon request each material document prepared in connection with each Plan and each Company Employment Contract. None of the Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). None of the Plans promises or provides retiree medical or life insurance benefits to any person. Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan. Each Plan has been operated in accordance with its terms and the requirements of applicable law except where the failure to so operate would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has incurred any direct or indirect material liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement and, as of the date hereof, no fact exists or event has occurred that would reasonably be expected to give rise to any such liability. No Plan is or has been covered by Title IV of ERISA or
Section 412 of the Code. The Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and no fact or event exists that could give rise to liability under such act, except for such occurrences, noncompliances and liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

                 SECTION 3.11. Labor Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary.

                 SECTION 3.12. Intellectual Property. "Company Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, servicemarks, trade secrets, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted, together with all applications currently pending for any of the foregoing. Except as disclosed in Section
3.12 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date of this Agreement, and to the best knowledge of the Company, there is no assertion or claim challenging the validity of any Company Intellectual Property which, individually or in the aggregate, would have a Material Adverse Effect. Section 3.12(a) of the Company Disclosure Schedule lists all licenses or other agreements pursuant to which the Company has the right to use Company Intellectual Property in connection with a product that accounted for five percent (5%) or more of the consolidated revenues of the Company and its consolidated Subsidiaries in the fiscal year ended December 31, 1994, or that is currently budgeted to account for five percent or more of the consolidated revenues of the Company and its consolidated Subsidiaries in the current fiscal year or which, in financial statement projections provided by the Company to Parent, accounts for five percent (5%) or more of the consolidated revenues of the Company and its consolidated Subsidiaries in any fiscal year included within such forecast (the "Company Licenses"). Except as disclosed in Section 3.12(b) of the Company Disclosure Schedule, to the best knowledge of the Company, there is no breach that would have a Material Adverse Effect or cause a loss of material rights under any Company License. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.12(c) of the Company Disclosure Schedule, there are no notices from third parties regarding actual or potential infringements by any Company Intellectual Property which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

                 SECTION 3.13. Taxes. (a) The Company and each of the Subsidiaries have (i) filed all federal, state, local and foreign tax returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all taxes shown to be due on such returns and have paid all applicable ad valorem and value added taxes as are due and (iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i),
(ii) or (iii) for any such filings, payments or accruals which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the best knowledge of the Company, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, would have a Material Adverse Effect. The Company has open years for federal tax returns only as set forth in the Section 3.13(a) of Company Disclosure Schedule. The Company and each of its Subsidiaries has withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for taxes upon the assets of the Company or any of its Subsidiaries (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which would not, individually or in the aggregate, have a Material Adverse Effect.

                 (b) Neither the Company nor the Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                 SECTION 3.14. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act; (B) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls;
(E) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law, rule or regulation, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances or (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

                 (b) Except as described in Section 3.14 of the Company Disclosure Schedule or as would not individually or in the aggregate result in or be likely to result in any fine, tax, assessment, penalty, loss, cost, damage, liability, expense or other payment related thereto in excess of
$200,000:   (i) the Company and its Subsidiaries are and have been in
compliance with all applicable Environmental Laws; (ii) the Company and the Subsidiaries have obtained all permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws ("Environmental Permits") and are and have been in compliance with their requirements; (iii) such Environmental Permits are transferable to the Parent Sub pursuant to the Merger without the consent of any Governmental Authority;
(iv) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of on any owned or leased real property or on any real property formerly owned, leased or occupied by the Company or any Subsidiary; (v) there is, to the best knowledge of the Company, no asbestos or asbestos-containing material on any owned or leased real property in violation of applicable Environmental Laws; (vi) the Company and the Subsidiaries have not released, discharged or disposed of Hazardous Substances on any owned or leased real property or on any real property formerly owned, leased or occupied by the Company or the Subsidiaries and none of such property is contaminated with any Hazardous Substances; (vii) the Company is not undertaking, and has not completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Substances at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; (viii) there are no past, pending or threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to Environmental Laws, any Environmental Permits or any Hazardous Substances ("Environmental Claims") against the Company or the Subsidiaries or any of their property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Company or any Subsidiary or any of their predecessors; and (ix) the Company and the Subsidiaries can maintain present production levels or any planned expansion of production levels upon which financial projections provided to Parent Sub have been based without requiring any material capital or operating expenditures to comply with applicable Environmental Laws and without any modification of its Environmental Permits or obtaining any additional Environmental Permits.

                 (c) The Company and the Subsidiaries have provided Parent Sub with copies of any environmental reports, studies or analyses in their possession or under their control relating to owned or leased real property or the operations of the Company or the Subsidiaries.

                 SECTION 3.15. Company Products; Regulation. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, (a) there have been no written notices, citations or decisions by any Governmental Authority that any product produced, manufactured, marketed or distributed at any time by the Company or any Subsidiary (the "Company Products") is defective or fails to meet any applicable standards promulgated by any such Governmental Authority,
(b) the Company and the Subsidiaries have complied in all material respects with the laws, regulations and specifications with respect to design, manufacture, labelling, testing and inspection of Company Products promulgated by the Food and Drug Administration ("FDA"), (c) there have been no recalls or seizures ordered or threatened by any such Governmental Authority with respect to any of the Company Products and (d) none of the Company or the Subsidiaries has received any warning letter from the FDA.

                 SECTION 3.16. Opinion of Financial Advisor. The Company has received the written opinion of Vector Securities International, Inc. ("Vector") on the date of this Agreement to the effect that the Merger Consideration is fair from a financial point of view to the Company's shareholders as of the date thereof, and the Company will promptly, after the date of this Agreement, deliver a copy of such opinion to Parent. A copy of the Vector engagement letter, dated February 3, 1995, has previously been delivered to Parent.

                 SECTION 3.17. Vote Required. The affirmative vote of the holders of a majority of the then outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

                 SECTION 3.18. Brokers. No broker, finder or investment banker (other than Vector) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a correct copy of all agreements between the Company and Vector pursuant to which such firm would be entitled to any payment relating to the Transactions.

                 SECTION 3.19. Tangible Property. The Company and its Subsidiaries have sufficient title to all their tangible properties and assets to conduct their respective businesses, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect.

                 SECTION 3.20. Material Contracts. Section 3.20 of the Company Disclosure Schedule lists each contract which is required by its terms or is currently expected to result in the payment or receipt by the Company or its Subsidiaries of more than $500,000 and which is not terminable by the Company without the payment of any penalty or fine on not more than three months' notice (a "Material Contract") to which the Company or any of its Subsidiaries is a party, other than contracts which have been filed as an exhibit to or has been incorporated by reference in any Company SEC Report. Each Material Contract is in full force and effect and is enforceable against the parties thereto (other than the Company or any such Subsidiary) in accordance with its terms and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default by the Company or any such Subsidiary or, to the best knowledge of the Company, any third party under such Material Contracts. The Company or the applicable Subsidiary has duly complied in all material respects with the provision of each Material Contract to which it is a party.

                 SECTION 3.21.  Parachute Payments.  Except as disclosed in
Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any agreement that would result in the making of "parachute payments," as defined in Section 280G of the Code, to any person.

                 SECTION 3.22. Certain Business Practices. As of the date of this Agreement, except for such actions which would not have a Material Adverse Effect, neither the Company nor any Subsidiary nor any director, officer, or, to the best knowledge of the Company, any agent or employee of the Company or any Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or
(iii) made any other unlawful payment.

                 SECTION 3.23. Real Property and Leases. The Company and the Subsidiaries have sufficient title or leasehold interests to all their real properties to conduct their respective businesses as currently conducted.

                 SECTION 3.24. Insurance. All material assets and risks of the Company are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND PARENT SUB

                 Except as set forth in the Disclosure Schedules delivered by Parent to the Company and signed by the Company and Parent for identification prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedules"), which shall identify exceptions by specific section references, Parent and Parent Sub hereby, jointly and severally, represent and warrant to the Company that:

                 SECTION 4.01. Corporate Organization and Qualification. Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

                 SECTION 4.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished or made available to the Company a complete and correct copy of the Deed of Incorporation, By-laws and equivalent organizational documents of Parent, and the Articles of Incorporation, By-laws and equivalent organizational documents of Parent Sub, each as amended to date. Neither Parent nor Parent Sub is in violation of any provision of its Deed of Incorporation, Articles of Incorporation, By-laws or equivalent organizational documents.

                 SECTION 4.03. Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock. As of March 31, 1995, (a) 10,333,350 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 160,340 shares of Parent Common Stock were held in the treasury of Parent and (c) 2,418,450 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding stock options or stock incentive rights granted pursuant to Parent's stock option plans. The authorized capital stock of Parent Sub consists of 1,000 shares of Parent Sub Common Stock, of which, as of the date of this Agreement, 100 shares are issued and outstanding and held by Parent. Except as contemplated by this Agreement and as set forth in Parent's employee stock purchase plan and as set forth in this Section 4.03 and Section 4.03 of the Parent Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any subsidiary of Parent, including Parent Sub ("Parent Subsidiary"), obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. Between March 31, 1995 and the date of this Agreement, no shares of Parent Common Stock have been issued by Parent, except pursuant to the exercise of the stock options and stock incentive rights described above that were outstanding on March 31, 1995, in each case, in accordance with their respective terms. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, or any capital stock of, or any equity interests in, any Parent Subsidiary.
The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's Deed of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

                 SECTION 4.04. Authority Relative to This Agreement. Each of Parent and Parent Sub has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, upon the approval by the shareholders of Parent of the issuance of shares of Parent Common Stock to the shareholders of the Company in accordance with this Agreement and Netherlands Antilles law, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Parent Sub and the consummation by Parent and Parent Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Parent Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the issuance of Parent Common Stock pursuant to the Merger, the approval of such issuance by holders of a majority of the outstanding shares of Parent Common Stock pursuant to Netherlands Antilles Law and the applicable rules and regulations of NASDAQ, and with respect to the Merger, the approval and adoption of this Agreement by the sole holder of the outstanding shares of Parent Sub and the filing and recordation of appropriate Articles of Merger with the Secretary as required by Minnesota
Law). This Agreement has been duly and validly executed and delivered by Parent and Parent Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Parent Sub enforceable against each of Parent and Parent Sub in accordance with its terms.

                 SECTION 4.05.  No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Parent Sub do not, and the performance of this Agreement by Parent and Parent Sub will not subject to, (x) with respect to the Merger, obtaining the requisite approval by the shareholders of Parent of the issuance of shares of Parent Common Stock to the shareholders of the Company in accordance with this Agreement and Netherlands Antilles law, and (y) obtaining the consents, approvals, authorizations and permits and making the filings described in this Section 4.05(b) and Section 4.05(b) of the Parent Disclosure Schedule, (i) conflict with or violate the Deed of Incorporation, Articles of Incorporation or By-laws or equivalent organizational documents of either Parent or any Parent Subsidiary, (ii) conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of any of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary or require the consent of any third party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or Parent Sub or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent Parent and Parent Sub from performing their respective obligations under this Agreement and consummating the Transactions.

                 (b) The execution and delivery of this Agreement by Parent and Parent Sub do not, and the performance of this Agreement by Parent and Parent Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, and filing and recordation of appropriate Articles of Merger with the Secretary as required by Minnesota Law, (ii) as specified in Section 4.05(b) of the Parent Disclosure Schedule, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Transactions, or otherwise prevent Parent or Parent Sub from performing their respective obligations under this Agreement.

                 SECTION 4.06. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1992 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of Parent is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

                 (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports, the consolidated financial statements of Parent and its consolidated Parent Subsidiaries for the year ended December 31, 1994 and the unaudited consolidated financial statements of Parent and its consolidated Parent Subsidiaries for the quarter ended March 31, 1995 was prepared in accordance with U.S. GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all U.S. GAAP notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in shareholders' equity and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect.

                 SECTION 4.07. Absence of Certain Changes or Events. Since December 31, 1994, except as contemplated by, or disclosed pursuant to, this Agreement including Section 4.07 of the Parent Disclosure Schedule or disclosed by Parent to the Company in writing on the date hereof, or disclosed in any Parent SEC Report filed since December 31, 1994 and prior to the date of this Agreement, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1994, there has not been (a) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Material Adverse Effect other than changes or effects affecting the medical devices industry generally, (b) any material change by Parent in its accounting methods, principles or practices, (c) any entry by Parent or any Parent Subsidiary into any commitment or transaction material to Parent or the Parent Subsidiaries, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition of any of its securities or (e) other than pursuant to Parent's benefit plans any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business consistent with past practice.

                 SECTION 4.08.  Absence of Litigation.  Except as disclosed in
Section 4.08 of the Parent Disclosure Schedule or the Parent SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or any subsidiary, before any arbitrator or Governmental Authority, which (a) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) seeks to delay or prevent the consummation of the Merger. Neither Parent nor any Parent Subsidiary nor any property or asset of Parent or any subsidiary is in violation of any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

                 SECTION 4.09. Taxes. (a) Parent and each Parent Subsidiary have (i) filed all federal and foreign tax returns required to be filed by it prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all taxes shown to be due on such returns and has paid all applicable ad valorem and value added taxes as are due and (iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which would not, individually or in the aggregate, have a material adverse effect on Parent. Except as set forth on
Section 4.09 of the Parent Disclosure Schedule, neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the best knowledge of Parent, is threatening to assert any claims for taxes, which claims, individually or in the aggregate, would have a Material Adverse Effect on Parent. Parent and each Parent Subsidiary have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. Parent has not made an election under Section 341(f) of the Code. There are no liens for taxes upon the assets of Parent or any Parent Subsidiary (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which would not, individually or in the aggregate, have a Material Adverse Effect.

                 (b) Parent has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                 SECTION 4.10.  Ownership of Parent Sub; No Prior Activities.
(a) Parent Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                 (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Parent Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                 SECTION 4.11. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the issuance of shares of Parent Common Stock to the shareholders of the Company.

                 SECTION 4.12. Brokers. No broker, finder or investment banker (other than Alex. Brown & Sons Incorporated ("Alex. Brown")) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Parent Sub.

                 SECTION 4.13. Financing. Parent has, or will have available to it at the time Parent Sub is required to pay the Merger Consideration for shares of Company Common Stock pursuant to the Merger, and will make available to Parent Sub, (i) sufficient funds to permit Parent Sub to acquire the Cash Election Number of shares of Company Common Stock and (ii) sufficient authorized but unissued shares of Parent Common Stock to acquire the Stock Election Number of shares of Company Common Stock, in each case pursuant to the Merger.


                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                 SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as described in the Company SEC Reports or as contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld), (1) the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice, (2) the Company shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, management and sales employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations and (3) the Company shall not:

                 (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

                 (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of shares of capital stock issuable pursuant to (i) currently outstanding Company Options and Warrants, (ii) rights under the Stock Purchase Plan and pursuant to Plans currently in effect on the date hereof), (iii) the Reorganization Agreement or (iv) any of the Company's or the Subsidiaries' assets, except for sales in the ordinary course of business and in a manner consistent with past practice;

                 (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                 (d) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                 (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice and other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $200,000; (iii) enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital expenditure, other than capital expenditures set forth in Section 5.01(e)(iv) of the Company Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

                 (f) except in the ordinary course of business consistent with past practice and except in the case of officers for annual increases in compensation payable or to become payable to any officer of the Company consistent with past practices of the Company, (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus, to, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary or enter into or amend any collective bargaining agreement, or (ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees; or

                 (g) settle or compromise any pending or threatened litigation which is material or which relates to the transactions contemplated hereby, provided that nothing in this Section 5.01(g) will prohibit the Company's Board of Directors from settling or compromising any such litigation if, after consultation with independent counsel, the Company's Board of Directors believes that such action is necessary to comply with its fiduciary duties.

                 SECTION 5.02. Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Parent Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Company shall otherwise agree in writing (which agreement will not be unreasonably withheld), (i) the businesses of the Parent and each Parent Subsidiary shall be conducted only in, and the Parent shall not, and shall cause each Parent Subsidiary not to, take any action except in, the ordinary course of business consistent with past practice, and (ii) Parent shall not amend any of the terms or provisions of the Parent Common Stock.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

                 SECTION 6.01. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the "Registration Statement") including therein a combined proxy statement to be sent to the shareholders of the Company (the "Proxy Statement") and Prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Merger. Parent and the Company each shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of the Company and Parent shall pay its own expenses incurred in connection with the Registration Statement, Proxy Statement and Shareholders' Meetings, including, without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that the Company and Parent each shall pay one-half of any printing, filing and other fees and expenses incurred in connection therewith. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel), subject to Section 6.05.

                 No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party, which shall not be unreasonably withheld. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                 Parent shall promptly prepare and submit to NASDAQ a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance and the Company shall cooperate with Parent with respect to such listing.

                 (b) Parent represents, warrants and agrees that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent and the Company, (iii) the time of each of the Shareholders' Meetings, and (iv) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meetings which shall have become false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent and Parent Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in the Proxy Statement documents. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

                 (c) The Company represents, warrants and agrees that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company and Parent, (iii) the time of each of the Shareholders' Meetings, and
(iv) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meetings which shall have become false or misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any of its representatives in the Proxy Statement documents. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

                 (d) The Company, Parent and Parent Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in the Registration Statement or the Proxy Statement; (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement; and (iii) agrees to cooperate, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

                 SECTION 6.02. Shareholders' Meetings. The Company shall call and hold a meeting of its shareholders and Parent shall call and hold a meeting of its shareholders (the "Shareholders' Meetings") as promptly as practicable for the purpose of voting upon, in the case of the Company, the approval of the Merger and, in the case of Parent, the approval of the issuance of additional shares of Parent Common Stock pursuant to the Merger, and the Company and Parent shall use all reasonable efforts to hold the Shareholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. The Company and Parent shall use all reasonable efforts to solicit from their respective shareholders proxies in favor of the approval of, in the case of the Company, the Merger and, in the case of Parent, the issuance of additional shares of Parent Common Stock pursuant to the Merger, and shall take all other action reasonably necessary or advisable to secure the vote or consent of shareholders required by Minnesota Law or the laws of the Netherlands Antilles, as the case may be, to obtain such approvals (including unanimously recommending such approval), unless otherwise necessary and mandatory under the applicable fiduciary duties of the directors of the Company or Parent, as determined by such directors in good faith after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel).

                 SECTION 6.03.  Appropriate Action; Consents; Filings.  (a)
The Company and Parent shall use their best reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the rules and regulations of the NASD,
(C) Minnesota Law and (D) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

                 (b) (i) Each of Parent and the Company shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents (including those set forth in Section 3.05(a)(iii)), (A) necessary to consummate the Transactions,
(B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule or (C) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time.

                 (ii) In the event that Parent or the Company shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                 (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party of any pending, or to the best knowledge of the first party, threatened, action, proceeding or investigation by or before any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or, to the knowledge of such first party, any Parent subsidiary to own or operate all or any portion of the businesses or assets of the Company or the Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on the Company and the Subsidiaries prior to the Effective Time, or a Material Adverse Effect on the Parent and the Parent Subsidiaries (including the Surviving Corporation) after the Effective Time.

                 SECTION 6.04. Access to Information; Confidentiality. Subject to the Confidentiality Agreement (as hereinafter defined), from the date hereof to the Effective Time, Parent and the Company will each provide to the other, during normal business hours and upon reasonable notice, access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party, other than information and documents that in the opinion of such other party's counsel may not be disclosed under applicable Law.

                 SECTION 6.05. No Solicitation of Transactions. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any Subsidiary or any merger, consolidation, share exchange, business combination or other similar transaction with the Company or any Subsidiary or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 6.05 shall prohibit the Board from authorizing the Company or the Board's other designees to review or to furnish information to, or entering into discussions or negotiations with, any person in connection with an unsolicited proposal in writing by such person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of its Subsidiaries received by the Board after the date of the Agreement, if, and only to the extent that, (a) the Board, after consultation with its independent legal and financial advisors and taking into consideration the advice of such advisors, determines in good faith that (i) such action is required for the Board to comply with its fiduciary duties to shareholders imposed by Minnesota Law and (ii) such unsolicited offer is superior to the Transactions and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (i) gives Parent and Parent Sub as promptly as practicable prior written notice of the Company's intention to furnish such information or begin such discussions and (ii) receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                 SECTION 6.06. Directors' and Officers' Indemnification and Insurance. (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article 6 of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who immediately prior to the Effective Time were directors, officers or employees of the Company or any Subsidiary, unless such modification shall be required by Minnesota Law.

                 (b) The Company shall indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by Minnesota Law, each present and former director, member of the Review Committee, officer and employee of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, or any threatened, pending or completed action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative, arbitral or investigative, arising out of or pertaining to any action or omission in their official capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of five years after the date hereof. In the event of any such claim, or any threatened, pending or completed action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall to the fullest extent permitted by Minnesota Law, pay, or advance, as appropriate, the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company or the Surviving Corporation shall cooperate with the Indemnified Parties in the defense of any such matter; provided, however, that, except as otherwise required by Minnesota Law, neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); provided further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.06 to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action or as otherwise required by Minnesota Law; and provided further that, in the event that any claim for indemnification is asserted or made within such five-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

                 (c) Prior to the Effective Time the Company shall, and after the Effective Time the Surviving Corporation shall, to the fullest extent permitted by Minnesota Law, make reasonable advances to the Indemnified Parties to cover expenses for which such Indemnified Parties would otherwise be entitled to indemnification pursuant to this Section 6.06.

                 (d) The Surviving Corporation shall use its best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06(d) more than $200,000 per year.

                 (e) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the

Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.06.

                 (f) Parent hereby unconditionally guaranties the Surviving Corporation's obligations to the Indemnified Parties pursuant to this
Section 6.06, and, to the fullest extent permitted by Minnesota Law, the Company's indemnification agreements with its directors and officers in the form attached as an exhibit to the Company SEC Reports.

                 SECTION 6.07. Obligations of Parent Sub. Parent shall take all action necessary to cause Parent Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

                 SECTION 6.08. Public Announcements. (a) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation and (b) prior to the Determination Date, Parent will not issue any other press release or otherwise make any statements regarding its business other than in accordance with its past practices, except as may be required by Law or any listing agreement with the National Association of Securities Dealers, Inc. (the "NASD") or any national securities exchange to which Parent or the Company is a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

                 SECTION 6.09. Delivery of SEC Documents. Each of the Company and Parent shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

                 SECTION 6.10. Environmental Assessment. The Company agrees that Parent may perform or have performed on its behalf an environmental assessment of the owned or leased real property. The Company and its Subsidiaries will give Parent and the officers, directors, employees, agents, consultants and representatives of Parent access to the owned or leased real property, including without limitation, access to enter upon and investigate and collect air, surface water, groundwater and soil samples, in order to conduct the environmental assessment. The Company and its Subsidiaries will cooperate with Parent in connection with such assessment, including without limitation scheduling site visits as necessary to complete the assessment prior to the Effective Time. The environmental assessment conducted by Parent or on Parent's behalf shall be satisfactory to Parent in its sole and absolute discretion.

                 SECTION 6.11. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Parent Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 SECTION 6.12. Further Action. At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

                 SECTION 6.13.  Employee Benefits.  Subject to Section 9.05:

                 (a) The Surviving Corporation agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company to such employees.

                 (b) Parent will cause the Surviving Corporation to honor all employee benefit obligations to current and former employees and directors under the Company's employee benefit plans in existence on the date hereof and disclosed in Section 3.10 of the Company Disclosure Schedule and all employment or severance agreements or indemnification agreements entered into by the Company or adopted by the Board of Directors of the Company prior to the date hereof and disclosed in Section 6.13(b) of the Company Disclosure Schedule; provided, however, that nothing shall prevent Parent or the Surviving Corporation from taking any action with respect to such plans, obligations or agreements or refraining from taking any such action which is permitted or provided for under the terms thereof or under applicable law.

                 (c) Employees of the Surviving Corporation shall be given credit for all actual service with the Company and the Subsidiaries under all employee benefit plans, programs and policies of the Surviving Corporation or Parent in which they become participants for all purposes thereunder, except to the extent that such crediting would produce duplication of benefits.

                 SECTION 6.14. Tax Representation Letter. At least two business days prior to the date the Proxy Statement is first mailed to shareholders of the Company, Parent shall execute a tax representation letter substantially in the form of Annex A hereto addressed to Baker & McKenzie, which letter shall be updated as of the Effective Time.

                 SECTION 6.15.  Osteogenics Registration Rights.  Subject to
Section 9.05, after the Effective Time, Parent and Parent Sub shall honor the registration rights granted to certain former shareholders of Osteogenics in connection with the Company's acquisition of Osteogenics to the extent provided in the Reorganization Agreement.

                 SECTION 6.16. Non-Tax Election Shareholders. Prior to the Effective Time, Parent and Company shall cooperate to identify any of the Company's shareholders which immediately prior to the Effective Time will own five per cent (5%) or more of the outstanding Company Common Stock ("5%
Shareholders").   Parent and the Company will cooperate to obtain from such 5%
Shareholders a tax representation letter reasonably acceptable to their
respective counsel.   Any 5% Shareholder which fails to execute such tax
representation letter prior to the Election Deadline shall be treated for purposes of this Agreement as having made a Cash Election ("Non-Tax Election Shareholder").

                 SECTION 6.17. Directorships. (a) The Board of Directors of Parent shall nominate, propose for election and recommend the election of Mr. Schwalm and Mr. Clifford to the shareholders of Parent at Parent's Shareholders' Meeting.

                 (b) Parent shall cause the Board of Directors of the Surviving Corporation, immediately after the Effective Time, to be comprised of five directors, three of whom shall be elected by Parent from among candidates of its choosing. Mr. Schwalm and Mr. Gero shall be the other directors of the Surviving Corporation, and Mr. Schwalm shall be the Chairman of the Surviving Corporation's Board of Directors. If any of Mr. Schwalm or Mr. Gero or their successors ceases to be a director of the Surviving Corporation for any reason, the other director or his successor shall designate such former director's replacement, and Parent shall cause such replacement director to be elected. Parent's obligations under this Section 6.17(b) shall terminate upon the earlier to occur of December 31, 1997 or the date on which the Maximum Earnout and the Maximum Bonus are paid.

                 SECTION 6.18. Determination of Earnout and Bonus Payments. Until the earlier to occur of December 31, 1997 or the payment of the Maximum Earnout and Maximum Bonus, the provisions of this section will be applicable.

                 (a) Operation of Surviving Corporation. After the Effective Time, the Board of Directors of the Surviving Corporation shall use its best reasonable efforts to operate its business, and the Board of Directors of Parent shall use its best reasonable efforts to cause the business of the Surviving Corporation to be operated, in a manner designed to maximize, to the extent practicable, the amount of the Earnout and the Bonus, and the likelihood that the Earnout and the Bonus will be paid. Nothing in this Section 6.18(a) shall be deemed to require the Board of Directors of either the Surviving Corporation or Parent to operate or cause the business of the Surviving Corporation to be operated in a manner inconsistent with the best interests of the Surviving Corporation or interfere with such Boards' fiduciary responsibilities to their respective shareholders.

                 (b) Review Committee. At the Effective Time, there shall be established a special committee (the "Review Committee") having the duties set forth in this Section 6.18 and consisting of four members, two of whom shall be selected by AME (the "AME Committee Members") and two of whom shall be selected by Orthofix (the "Orthofix Committee Members"). The initial AME Committee Members shall be Messrs. Gero and Schwalm and the initial Orthofix Committee members shall be Messrs. Gaines Cooper and Clifford. Any vacancy in the Review Committee caused by the death, resignation or incapacity of an AME Committee Member shall be filled by the remaining AME Committee Member; any vacancy in the Review Committee caused by the death, resignation or incapacity of an Orthofix Committee Member shall be filled by Orthofix. The normal operating expenses of the Review Committee shall be borne by the Surviving Corporation.

                 (c) Actions of Review Committee. Meetings of the Review Committee may be held either in person or by means of conference telephone and may be called by any member of the Committee upon written notice mailed to each other member of the Committee, addressed to each member's residence or place of business, with a copy sent to him at such place by telegram or telecopy, or telephoned or delivered to him personally, not later than two days before the day on which the meeting is to be held. Notice of any meeting need not be given to any member who shall attend such meeting or who shall waive notice thereof, before or after such meeting. Two members of the Review Committee shall constitute a quorum for the transaction of business and may act on any question brought before such meeting, provided that at least one AME Committee Member and at least one Orthofix Committee Member vote in favor of such action. Review Committee actions may also be taken without the holding of a meeting by unanimous written consent. All actions properly taken by the Committee shall be binding and conclusive on the parties to this Merger Agreement and the Record Holders.

                 (d) Determination of Contingent Payments. As promptly as practicable after the end of each calendar year, but in any event within sixty
(60) days after the end of such year, the Surviving Corporation shall calculate the amount, if any, of Earnout or Bonus to be paid in respect of such year.
The amount of AME Revenue, Orthofix Revenue, Combined Revenue or Net Income for any year to be used in such calculations shall be derived from the audited financial statements of the Surviving Corporation prepared in accordance with U.S. GAAP for such year, taking into account any adjustments to such amounts previously established by the Review Committee pursuant to this Section 6.18(d) or by the arbitrators pursuant to Section 6.18(f) below, and confirmed by the Surviving Corporation's accountants. Parent shall cause the Surviving Corporation to prepare such audited financial statements in accordance with U.S. GAAP within sixty (60) days after the end of each calendar year. The Surviving Corporation will deliver to the Review Committee copies of the relevant audited financial statements of the Surviving Corporation which were used to calculate the Bonus and Earnout amount (including work papers and other financial records) as promptly as practicable after the completion of such audited financial statements. Within fifteen (15) days of the delivery of such materials, the Review Committee shall review the calculations of the Bonus and Earnout payments to be made pursuant to this
Section 6.18. If the Review Committee deems it necessary, it may consult with an internationally recognized independent accounting firm and make such further investigations as it shall deem appropriate. The Review Committee shall have the authority to (i) interpret the provisions of this Agreement insofar as it relates to Bonus or Earnout payments hereunder, and (ii) determine whether the Boards of Directors of the Surviving Corporation and Parent have operated, and caused the operation of, the Surviving Corporation in the manner specified in
Section 6.18(a). If any member of the Review Committee reasonably believes that the Surviving Corporation is not being operated in the manner specified in
Section 6.18(a), then any such member may call a meeting of the Review Committee for the purpose of reviewing and determining whether any equitable adjustment of the Earnout or Bonus formulae is appropriate. In the event that after due discussion and deliberation, including full consideration of the intent of the parties, as set forth in Section 6.18(a) above, the Review Committee is unable to reach the requisite majority with respect to a matter, then any member of the Review Committee may request that the unresolved matter be submitted to binding arbitration in accordance with the provisions of
Section 6.18(f) below. Nothing in Section 6.18 shall be deemed to allow the Review Committee to prevent the Boards of Directors of the Surviving Corporation and Parent from operating the business of the Surviving Corporation in the manner specified in Section 6.18(a).

                 (e) Pro-Rata Allocation. (i) The Review Committee shall have the sole responsibility for performing the calculations described in (ii) below to determine the relative interests of Record Holders, holders of unexercised Substitute Options, holders of unexercised Substitute Warrants and holders of Determinable Osteogenics Rights in and to any Bonus or Earnout payments made by Orthofix and the succession or assignment of such relative interests, and Orthofix's sole obligation hereunder shall be to make available the cash or number of shares of Orthofix Common Stock, as determined herein, for distribution to the Record Holders.

                 (ii) Earnout and Bonus payments will be allocated on a pro-rata basis among all (A) Record Holders and (B) holders of then unexercised Substitute Options, holders of then unexercised Substitute Warrants and holders of Osteogenics Rights. For purposes of determining pro-rata allocation, the holders specified in (B) above shall be treated as if their Substitute Options and Substitute Warrants had been exercised for, or their Osteogenics Rights had been triggered and received, shares of Company Common Stock immediately prior to the Effective Time. If Substitute Options or Substitute Warrants expire during the period in which Earnout or Bonus is still payable, the pro-rata portion of any previous Earnout or Bonus allocable to such expired Substitute Option and Substitute

Warrants shall be reallocated among the holders specified in (A) and (B) above, and distributed on the next Payout Date.

                 (f) Arbitration. Any dispute, controversy or claim arising in connection with the provisions of this Merger Agreement relating to payments of Earnout or Bonus or the actions, determinations or calculations contemplated hereby shall be settled by arbitration by three arbitrators to be appointed pursuant to the Rules of the American Arbitration Association, and said arbitration shall be conducted in accordance with the Rules of said Association. The arbitration shall be held in New York City. The determination of the arbitrators shall be final and binding on the parties.
The expense of the arbitration shall be borne as determined by the arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Approval of this Merger Agreement shall constitute the appointment of the Review Committee as the representatives of the Record Holders in any arbitration conducted pursuant to this Section 6.18(f). The Review Committee may have Orthofix withhold from any payment of cash or shares of Parent Common Stock to be made pursuant to this payment and deliver to the Review Committee such amount of cash or number of shares as the Review Committee deems necessary to pay for the reasonable expenses (including, but not limited to, legal fees incurred by the Review Committee) of the Review Committee incurred or to be incurred in connection with its activities pursuant to this Agreement. The approval of this Agreement by the shareholders of AME shall constitute their agreement to hold the Review Committee harmless for all actions taken pursuant to this Merger Agreement in the absence of gross negligence or willful misconduct on the part of the Review Committee.

                 (g) Disputed Amounts. In the event that the payment of a portion of the Earnout or Bonus to be paid pursuant to this Section 6.18 is in dispute, the undisputed portion of the Earnout or Bonus, as the case may be, shall be promptly paid in accordance with the provisions of this Agreement and the disputed portion shall be paid upon resolution of the dispute.

                 (h) Assignability. The right of each Record Holder to receive Bonus or Earnout payments pursuant to this Merger Agreement may not be assigned or transferred in any manner whatsoever except by operation of law or by will.

                 SECTION 6.19. Employee Stock Purchase Plan. Parent acknowledges that the Company's Employee Stock Purchase Plan will continue in effect until the Effective Time. The Surviving Corporation will adopt a plan having the same terms as the Company's Employee Stock Purchase Plan to replace such plan, pursuant to which Parent Common Shares will be issued for the new plan year pursuant to the terms of such replacement plan based on the share price of such Parent Common Stock as of July 1, 1995.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

                 SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Parent Sub to consummate the Merger are subject to the satisfaction of the following conditions:

                 (a) this Agreement and the Transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the shareholders of the Company in accordance with Minnesota Law and the Company's Articles of Incorporation and the shareholders of Parent in accordance with Netherlands Antilles law, Parent's Deed of Incorporation and the rules of the NASD;

                 (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an"Order") or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

                 (c) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

                 (d) Parent and the Company shall each have received an opinion of Baker & McKenzie, reasonably satisfactory in form and substance to the Company and to Parent and its counsel Shearman & Sterling, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code, which shall be dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to shareholders of the Company and which shall be updated as of the Effective Time; and

                 (e) Parent and the Company shall have received from NASDAQ evidence that the shares of Parent Common Stock to be issued to the shareholders of the Company in the Merger shall be quoted on NASDAQ immediately following the Effective Time.

                 SECTION 7.02. Conditions to the Obligations of Parent and Parent Sub. The obligations of Parent and Parent Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

                 (a) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and Parent shall have received a certificate of an executive officer of the Company to that effect; and

                 (b) Parent shall have received from the Company "cold comfort" letters of Ernst & Young LLP of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement") dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, in form and substance reasonably satisfactory to Parent, in connection with the procedures undertaken by them with respect to the financial statements of the Company and the Subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

                 SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

                 (a) Parent and Parent Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time and each of the representations and warranties of Parent and Parent Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and the Company shall have received a certificate of an executive officer of Parent to that effect; and

                 (b) the opinion of Vector, in the form included in the Proxy Statement, shall not have been withdrawn or modified in any materially adverse respect.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

                 SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

                 (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

                 (b) by either Parent or the Company, if either (i) the Effective Time shall not have occurred on or before October 31, 1995; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under Section 6.03(a);

                 (c) by Parent, if (i) the Board of Directors of the Company shall have withdrawn its recommendation of this Agreement or the Merger or shall have resolved to do so, or (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any Business Combination Transaction (as hereinafter defined) or resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company shall have failed to recommend against the shareholders of the Company tendering their shares into such tender offer or exchange offer;

                 (d) by the Company, if (i) the Board of Directors of Parent shall have withdrawn its recommendation of approval of the issuance of additional shares of Parent Common Stock pursuant to the Merger or shall have resolved to do so, or (ii) the Board of Directors of the Parent shall have recommended to the shareholders of the Company the approval of, or the issuance of additional shares of Parent Common Stock pursuant to, any Business Combination Transaction (as hereinafter defined) or resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Parent is commenced, and the Board of Directors of the Parent shall have failed to recommend against the shareholders of the Parent tendering their shares into such tender offer or exchange offer;

                 (e) by the Company, if, in the exercise of its good faith judgment (subject to Section 6.05) as to its fiduciary duties under Minnesota Law, the Board of Directors of the Company determines, after consultation with their financial advisers and Minnesota counsel and in reliance on the written opinion of such counsel, that such termination is required by such fiduciary duties by reason of a proposal that either constitutes a Business Combination Transaction or may reasonably be expected to lead to a Business Combination Transaction (a "Business Combination Transaction Proposal"); provided that any termination of this Agreement by the Company pursuant to this
         Section 8.01(e) shall not be effective until the Company has made payment of the full Parent Fee required by Section 8.02(a) hereof;

                 (f) by either Parent or the Company, if the shareholders of the Company or Parent shall have failed to approve and adopt this Agreement, the Merger and the Transactions at a meeting duly convened therefor;

                 (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(g); or

                 (h) by the Company, upon breach of any representations, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) would not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through best efforts and for so long as Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(h).

                 (i) by either Parent or the Company if the Average Trading Price is less than $12.28 or more than $24.28.

                 SECTION 8.02. Fees and Expenses. (a) The Company shall pay Parent a fee (a "Parent Fee") of $4 million in immediately available funds, which amount is inclusive of all Expenses (as hereinafter defined), if:

                 (i) this Agreement is terminated pursuant to Section 8.01(c) or (e), in which case the Parent Fee will be paid on the Business Day immediately following such termination; or

                 (ii) this Agreement is terminated pursuant to Section 8.01(f) as a result of the failure of the shareholders of the Company to approve the Merger and a Business Combination Transaction Proposal shall have been made prior to such termination, and any Business Combination Transaction involving the Company is thereafter consummated within 18 months of such termination, in which case the Parent Fee will be paid on the Business Day immediately following such consummation.

                 (b) Parent shall pay the Company a fee (a "Company Fee") of $1 million in immediately available funds, which amount is inclusive of all of Expenses (as hereinafter defined), if:

                 (i) this Agreement is terminated pursuant to Section 8.01(d), in which case the Company Fee will be paid on the Business Day immediately following such termination; or

                 (ii) this Agreement is terminated pursuant to Section 8.01(f) as a result of the failure of the shareholders of Parent to approve the issuance of additional shares of Parent Common Stock and a Business Combination Transaction Proposal shall have been made prior to such termination, and any Business Combination Transaction involving Parent is thereafter consummated within 18 months of such termination, in which case the Company Fee will be paid on the Business Day immediately following such consummation.

As used herein, the term "Business Combination Transaction" shall mean any of the following involving the Company or any Subsidiary or Parent or any Parent Subsidiary, as applicable: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Transactions); (2) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 25% or more of the assets of the Company and the Subsidiaries or Parent and the Parent Subsidiaries, as applicable, taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a person or entity or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33% or more of the shares of Company Common Stock or Parent Common Stock, as applicable, whether by tender offer, exchange offer or otherwise.

                 (c) Parent shall be entitled to receive its Expenses (but not the Parent Fee) in immediately available funds in the event that this Agreement is terminated by Parent pursuant to Section 8.01(g) or terminated by the Company pursuant to Section 8.01(i).

                 (d) the Company shall be entitled to receive its Expenses (but not the Company Fee) in immediately available funds in the event that this Agreement is terminated by the Company pursuant to Section 8.01(h) or terminated by Parent pursuant to Section 8.01(i).

                 (e) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, all obligations of the parties hereto shall terminate except the obligations of the parties pursuant to this Section 8.02 and Sections 8.03, 8.04, 9.03, 9.04, 9.05, 9.06, 9.07,
9.08, 9.09, 9.11 and 9.12 and pursuant to the Confidentiality Agreement. No termination of this Agreement pursuant to Section 8.01(g) or 8.01(h) shall prejudice the ability of a non-breaching party to seek damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. If either of Parent or the Company is required to file suit to seek the Parent Fee or the Company Fee, as the case may be, and it ultimately succeeds on the merits, it shall be entitled to receive (in addition to the Parent Fee or the Company Fee, as the case may be, or any other Expenses) all expenses, including, without limitation, attorneys' fees and expenses, which it has incurred in enforcing its rights under this Section 8.02.

                 (f) As used herein, "Expenses" means all out-of-pocket expenses and fees actually incurred or accrued by Parent or Parent Sub or the Company, as applicable, or on their respective behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing to Parent (including financing, commitment and other fees payable thereto), accountants, environmental and other experts and consultants, and all registration fees and expenses and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith. In the case of the Expenses of Parent, Expenses shall be capped at $1.2 million. In the case of the Expenses of the Company, Expenses shall be capped at $600,000.

                 (g) Except as set forth in this Section and Section 6.01, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

                 SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the

Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                 SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                 SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Sections 6.06, 6.07, 6.10, 6.13, 6.15, 6.17, 6.18 and 6.19 shall survive the Effective Time indefinitely.

                 SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):


                 if to Parent or Parent Sub:

                 Robert Gaines Cooper
                 Chairman
                 Orthofix International, N.V.
                 Northfield House
                 Northfield End
                 Henley-on-Thames
                 Oxon RG9 2JG
                 England

                 Facsimile: 44-1491-412-929
                 with a copy to:

                 John A. Marzulli, Jr., Esq.
                 Shearman & Sterling
                 199 Bishopgate
                 London EC2M 3TY
                 England
                 Facsimile: 44-171-920-9020


                 if to the Company:

                 Ellis A. Regenbogen
                 American Medical Electronics, Inc.
                 250 East Arapaho Road
                 Richardson, Texas  75081

                 Facsimile:  (214) 918-8480


                 with a copy to:

                 John D. Curtis, Esq.
                 Baker & McKenzie
                 4500 Trammell Crow Center
                 2001 Ross Avenue
                 Dallas, Texas  75201

                 Facsimile:  (214) 978-3099


                 SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" of a specified person means a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

                 (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares
         (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding,
         (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

                 (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of London;

                 (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                 (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                 (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                 SECTION 9.05. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II and Sections 6.06 and 6.15 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 SECTION 9.06. Incorporation of Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule referred to herein and signed for identification by the parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                 SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                 SECTION 9.08. Governing Law. EXCEPT TO THE EXTENT THAT MINNESOTA LAW IS MANDATORILY APPLICABLE TO THE MERGER AND THE RIGHTS OF THE SHAREHOLDERS OF THE COMPANY AND PARENT SUB, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED WHOLLY IN THAT STATE. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN ANY FEDERAL COURT SITTING IN THE CITY OF NEW YORK.

                 SECTION 9.09. Forum. Parent and the Company for themselves, their successors and assigns, hereby (a) irrevocably submit to the exclusive jurisdiction of the federal courts located in the State of New York and agree and consent that service of process may be made upon any of them in any legal proceeding arising exclusively out of or in connection with this Agreement or the Transactions by service of process as provided by New York law, (b) irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any litigation arising exclusively out of or in connection with this Agreement or the Transactions brought in the federal courts located in the State of New York, (c) for such purposes irrevocably waives any claims that any litigation brought in any such court has been brought in an inconvenient forum, (d) agrees to designate and maintain an agent for service of process in the State of New York, in connection with any such litigation and to deliver to the other party evidence thereof, (e) irrevocably consents to the service of process with respect to any of the aforementioned courts in any such litigation by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to such party and its counsel at their addresses set forth herein, and (f) irrevocably agrees that any legal proceeding against Parent or the Company arising out of or in connection with this Agreement or its obligations hereunder shall be brought in the federal courts of the State of New York. Parent and the Company irrevocably designate, appoint and empower The Prentice-Hall Corporation System, Inc., 375 Hudson Street, New York, New York 10014 as their authorized agent to receive service of process which may be served in any action or proceeding with respect to this Agreement or the Transactions, documents or agreements attached as exhibits hereto, or any other documents or agreements executed in connection therewith. Service in such manner upon the agent is hereby acknowledged by Parent and the Company to be binding upon them in every respect. In the event that, for any reason, the agent named above shall no longer serve as the agent of Parent or the Company to receive process in the State of New York, Parent and the Company shall appoint a successor so to serve. Nothing herein shall effect the right of any party to attempt to serve process in any other manner permitted by applicable law.

                 SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                 SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 SECTION 9.12. Waiver of Jury Trial. Each of Parent, the Company and Parent Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, the Company or Parent Sub in the negotiation, administration, performance and enforcement thereof.

                 SECTION 9.13. Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the confidentiality agreement, dated November 16, 1994, as amended (the "Confidentiality Agreement"), between the Company and Parent, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, neither party hereto shall terminate the Confidentiality Agreement.

                 IN WITNESS WHEREOF, Parent, Parent Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  ORTHOFIX INTERNATIONAL, N.V.



                                  By   /s/ Edgar Wallner
                                       Name:     Edgar Wallner
                                       Title:    President and CEO



                                  OTHELLO ACQUIRING CORP.



                                  By   /s/ Edgar Wallner
                                       Name:     Edgar Wallner
                                       Title:    President


                                  AMERICAN MEDICAL ELECTRONICS, INC.



                                  By   /s/ John F. Clifford
                                       Name:     John F. Clifford
                                       Title:    President and CEO